Exhibit 10.48

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT dated as of November 1, 2002 (this “Agreement”), by and between THOMAS D. DAVIS (the “Executive”), and XYBERNAUT CORPORATION, a Delaware Corporation (the “Company”).

     WHEREAS, the Executive has been employed as a Vice President and the Controller of the Company; and

     WHEREAS, the Company desires to employ the Executive as a Senior Vice President and the Chief Financial Officer of the Company and the Executive desires to continue his employment with the Company in the aforementioned capacity, all upon the terms and provisions, and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     Section 1. Definitions. As used in this Agreement the following terms shall have the meanings set forth in this Section 1:

     (a)  “Affiliate” of any Person means any stockholder or person or entity controlling, controlled by, under common control with such Person, or any director, officer or key executive of such Person or any of their respective relatives. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

     (b)  “Cause” shall mean (i) the Company being subjected to any criminal liability under any applicable law as a result of any action or inaction on the part of the Executive, which the Executive did not, at the time of the action or inaction, reasonably believe to be in the best interests of the Company; (ii) the conviction or admission of the Executive of, or plea by the Executive of nolo contendre to, a felony or crime involving moral turpitude which the Board of Directors reasonably concludes is likely to have a material and adverse effect on the reputation of the Company; (iii) if the Executive is chronically addicted to any narcotic or other illegal or controlled substance or repeatedly abuses any alcoholic product or any prescription stimulants or depressant, as determined by a physician designated by the Company, which in the reasonable opinion of the Board of Directors of the Company materially interferes with Executive’s performance of his duties and obligations hereunder; (iv) the Executive committing fraud, or stealing or misappropriating any asset or property of the Company, including, without limitation, any theft or embezzlement; or (v) a breach of a material term or provision of this Agreement by the Executive which is not cured by the Executive within twenty (20) business days after written notice of such breach from the Company is received by the Executive; or (vi) the willful failure of the Executive to follow the lawful directives of the Chief Executive Officer of the Company or the Board of Directors of the Company which are consistent with the Company’s policies and United States generally accepted accounting principles.

     (c)  “Change of Control” shall mean the occurrence of any of the following: (i) a Person or group of Persons, other than any current member of the Board of Directors, obtains beneficial ownership of more than thirty percent (30%) of the outstanding capital stock of the Company; (ii) a change in the membership of more than fifty percent (50%) of the current Board of Directors in any twelve (12) month period; (iii) a sale or complete dissolution of the Company; or (iv) in the event Edward G. Newman is no longer Chairman or Chief Executive Officer of the Company.

     (d)  “Common Stock” shall mean the common stock, par value $.01 per share, of the Company, and any other class of common stock of the Company created after the date of this Agreement in accordance with the Company’s Certificate of Incorporation and applicable law.

     (e)  “Competing Business” shall mean any business, enterprise or other Person that as one of its primary businesses or activities, is engaged in the business of manufacturing, selling, marketing, licensing or distributing wearable computers or the solutions associated therewith that are provided by the Company.

     (f)  “Confidential and Proprietary Information” shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of the Company or any Affiliate of the Company or any of the Company’s or any such Affiliate’s trade secrets, including, without limitation, research and development plans or projects; data and reports; computer materials such as programs, instructions and printouts; formulas; product testing information; business improvements, processes, marketing and selling strategies; strategic business plans (whether pursued or not); budgets; unpublished financial statements; licenses; pricing, pricing strategy and cost data; information regarding the skills and compensation of executives; the identities of clients and potential clients; intellectual property strategies and any work on any patents, trademarks and tradenames, prior to any filing or the use thereof in commerce; pricing, timing, sales terms, service plans, methods, practices, strategies, forecasts, know-how and other marketing techniques; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of the Executive, the knowledge of which gives or may give the Company or any Affiliate of the Company an advantage over any Person not possessing such information. For purposes hereof, the term Confidential and Proprietary Information shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by the Executive or (ii) was disclosed to the Executive by a Person who the Executive did not reasonably believe was bound to a confidentiality or similar agreement with the Company.

     (g)  “CPI” shall have the meaning given to that term in Section 5(a) hereof.

     (h)  “Employment Term” shall have the meaning given to that term in Section 2 hereof.

     (i)  “GAAP” shall mean generally accepted United States accounting principles, as from time to time in effect.

     (j)  “Good Reason” shall mean (i) a substantial change to or reduction in the duties or responsibilities of the Executive such that the responsibilities of the Executive are no longer commensurate with the Executive’s office with the Company as set forth herein; or (ii) the occurrence of Change of Control; provided that in order for a Change of Control pursuant to clause (i) or (ii) of that definition to constitute “Good Reason” it shall be necessary that the factors set forth in clause (iv) of that definition also shall have occurred; or (iii) a change in the Executive’s office from that of Senior Vice President and Chief Financial Officer of the Company which is not concurred in by the Executive within twenty (20) days of its occurrence, or the breach of a material term or provision of this Agreement by the Company which is not cured by the Company within twenty (20) business days after written notice of such breach from the Executive is received by the Company. The failure to renew this Agreement after the expiration of the Employment Term, shall not constitute Good Reason.

     (k)  “Incapacity” shall mean any mental or physical incapacity or disability which prevents the Executive from performing his essential duties hereunder for a continuous period of one hundred twenty (120) consecutive days or for shorter periods aggregating one hundred eighty (180) days within any consecutive twelve (12) month period.

     (l)  “Inventions” shall mean inventions, discoveries, concepts and ideas, whether patentable or not, patents, patent applications, copyrights and other intellectual property, including, without limitation, processes, methods, formulae and techniques, and improvements thereof or know-how related thereto, concerning any business activity of the Company or any Affiliate of the Company, with which the Executive becomes, directly or indirectly, involved as a result in whole or in part, directly or indirectly, of the Executive’s employment by the Company, or any Affiliate of the Company, and whether conceived of solely by the Executive or jointly with the efforts of others.

     (m)  “Person” shall mean, without limitation, any natural person, corporation, partnership, limited liability company, joint stock company, joint venture association, trust or other similar entity or firm.

     (n)  “Salary” shall have the meaning given to that term in Section 5(a) hereof.

     (o)  “Signing Bonus” shall have the meaning given to that term in Section 5(b) hereof.

     (p)  “Without Cause” shall mean the termination of the Executive’s employment hereunder by the Company, other than termination by the Company due to the Executive’s death or Incapacity or based upon Cause.

     Section 2. Employment and Term.

     (a)  The Company hereby employs the Executive as a Senior Vice President and the Chief Financial Officer of the Company and the Executive hereby accepts such employment in that capacity, upon the terms and provisions, and subject to the conditions, set forth in this

Agreement, for a term of twenty-six (26) months, commencing on November 1, 2002, and terminating on December 31, 2004, unless earlier terminated as provided in this Agreement (the “Employment Term”).

     (b)  The Company anticipates negotiating the employment agreements of other executive officers of the Company prior to December 31, 2002. To the extent that the terms and conditions provided to the other members of senior management are substantially more beneficial to such members than those provided herein, taking into account the differences in position and tenure with the Company, then the Company will negotiate in good faith to modify this Agreement to be generally along similar lines to those more beneficial terms and conditions.

     Section 3. Executive’s Duties.

     (a)  The Executive shall be the senior financial executive officer of the Company responsible for the Company’s financial operations including, but not limited to, internal and external financial reporting, accounting, taxation, cash management and budgeting and forecasting. The Executive, together with the Company’s Chief Executive Officer, shall be responsible for overseeing the Company’s internal controls, disclosure procedures and ensuring that the Company’s financial statements comply with applicable laws and regulations. The Executive shall report directly to the Chief Executive Officer of the Company. The Executive shall perform such other duties as may reasonably be assigned to the Executive by the Company’s Chief Executive Officer or the Board of Directors of the Company; provided, such assignments are lawful and consistent with the Company’s policies and generally accepted accounting principles and tax principles (if applicable).

     (b)  The Executive shall devote all of his business time, effort, skill and attention exclusively to the business, operations and affairs of the Company and to the furtherance of the interests, business and prospects of the Company. The Executive shall perform the Executive’s duties and obligations hereunder diligently, competently, faithfully and to the best of his ability.

     (c)  The Executive agrees to execute policy statements and agreements that the Company may, from time to time, reasonably require all of its senior executive officers to execute.

     Section 4. Company’s Duties Regarding Disclosure Controls, Internal Controls, Internal Policies, Laws and Regulations. The Company represents to the Executive that it will use best efforts to comply with and enforce all current disclosure controls, internal controls and internal policies (including, but not limited to, the process of financial, legal and operational review and authorization of all contracts and transactions prior to execution), laws and regulations, as well as those controls, policies, laws and regulations that may be put into place from time to time.

     Section 5. Compensation.

     (a)  In consideration of the performance of all of the duties and obligations to be performed by the Executive hereunder, the Company agrees to pay, and the Executive agrees to accept, for the Employment Term a salary (the “Salary”) at an annual rate of $150,000, payable in accordance with the Company’s regular payroll practices as from time to time in effect, less all withholdings and other deductions in accordance with any applicable federal, state, local or foreign law, rule or regulation. After each twelve (12) month period during the Employment Term, the annual Salary for each successive year will be increased by the lesser of (i) 10% and (ii) the percentage increase, if any, in the CPI for each year just completed measured for the entire twelve (12) month period, plus three percent (3%). For purposes hereof, the term “CPI” means the Consumer Price Index for all Urban Consumers for the United States for the Washington, D.C. metropolitan area prepared by the Bureau of Labor Statistics of the U.S. Department of Labor, or if such index is not then being published, by the U.S. Department of Labor, the most nearly comparable successor index that the parties may agree upon. Notwithstanding the above, the Executive agrees to take a temporary reduction, deferral or other adjustment to Executive’s Salary on a pari passu basis with other senior executives of the Company due to the current financial condition of the Company; provided that the period(s) that the reduction, deferral or adjustment (are) in effect shall not exceed an aggregate of six (6) months during the Employment Term, whether or not such months occur concurrently, without the prior written consent of the Executive.

     (b)  In consideration of the Executive’s execution and delivery of this Agreement, the Company shall make a cash payment of $10,000 (the “Signing Bonus”) to be payable as follows: $6,666 immediately and $3,334 when the Company obtains aggregate financings subsequent to the date of this Agreement of at least $1,500,000.

     (c)  By this Agreement, the Company confirms its prior grants to the Executive of options to purchase 86,563 shares of Common Stock, of which a total of 82,709 options remain outstanding, as set forth on Schedule A attached hereto. Additionally, in consideration of the services to be performed by the Executive hereunder, the Company hereby grants to the Executive options to purchase 150,000 shares of Common Stock at an exercise price equal to the average of the closing market price of the shares of the Company’s Common Stock on the date of this Agreement, which options will vest one-third upon execution of this Agreement, one-third on the one-year anniversary of this Agreement and the final one-third upon the two-year anniversary of this Agreement.

     (d)  The Company anticipates establishing a new bonus program(s) on or about December 31, 2002. The Executive will be eligible for participation in such program(s) or any other programs that may be established from time to time during the Employment Term. There is no guaranty that the Company will establish any such program(s).

     (e)  At the sole discretion of the Board of Directors of the Company, the Executive may be paid, in cash, Common Stock, options to purchase Common Stock or any combination thereof, a bonus for fiscal 2002, 2003 or 2004, or any parts of such fiscal years, in such an amount, if any, and based upon such criteria as the Compensation Committee of the Company’s

Board of Directors may from time to time consider appropriate based upon the Executive’s performance during each such period.

     (f)  All stock options pursuant to this Section 5 may be exercised in any amount at any time after being vested until three (3) years from date of termination of the Executive’s employment hereunder (other than For Cause) and shall be irrevocable during that period. Should there not be sufficient options available or useable under the Company’s then existing stock option plans to satisfy any grant hereunder then, unless otherwise agreed to by the Executive, the Company will use its best efforts to cause a new stock option plan to be adopted which covers such options and to register the shares of Common Stock underlying the options within 180 days of the issuance of such options.

     (g)  Should there be a Change of Control of the Company or any other transaction in which the Company is not the surviving entity during the Employment Term: (i) then as part of that transaction, the Company will require the surviving entity to adopt this Agreement whole or to enter into such other agreement with the Executive that provides the Executive the same or substantially similar compensation and benefits that he is entitled to earn pursuant to this Agreement and (ii) all stock options granted to the Executive prior to the date hereof or granted pursuant to Section 5 of this Agreement shall become immediately exercisable in full.

     Section 6. Benefits, Vacation.

     (a)  During the Employment Term, the Executive shall be entitled to such insurance and health and medical benefits as are generally made available to the senior executives of the Company, as a group, pursuant to such plans as are from time to time maintained by the Company; provided, however, that the Executive shall be required to comply with the conditions of coverage attendant to such plans.

     (b)  The Executive shall be entitled to four (4) weeks of vacation for each year during the Employment Term. For each year during the Employment Term any unused vacation shall accrue in accordance with the Company’s regular vacation policies. The Executive shall take vacation at such time or times as the Executive desires, subject to the concurrence of the Company based upon the then current business needs and activities of the Company. Vacation shall accrue if unused during the term of employment. At the end of each fiscal year, any unused vacation time will be paid out to Executive based on Executive’s annual salary in effect at that time divided by 2,080 hours, such payment to be made through the Company’s normal payroll and tax withholding processes.

     (c)  During the Employment Term, the Executive shall be eligible to participate in the profit sharing and other benefit plans that the Company from time to time makes available to the senior executives of the Company as a group, subject to the terms, provisions and conditions of such plans, including, without limitation, any vesting periods and eligibility criteria.

     (d)  The Company agrees to maintain in full force and effect a life insurance policy in the face amount aggregating five hundred thousand dollars ($500,000), which is made payable to such beneficiary or beneficiaries who are designated by the Executive. The Company shall pay all premiums due on such policy during the Employment Term. After the termination or expiration of the Employment Term, at the request of the Executive, the Company shall assign to pay such insurance policy to the Executive, whereupon the Executive shall assume the obligation for all future premiums.

     Section 7. Business Expenses. The Executive shall be entitled to reimbursement for ordinary and reasonable business expenses actually incurred by the Executive during the Employment Term in the performance of the Executive’s duties hereunder, if supported by such documentation as may be reasonably required by the Company in accordance with the Company’s policies.

     Section 8. Termination of Employment Term.

     (a)  In the event of the death of the Executive during the Employment Term, the Executive’s employment hereunder shall automatically terminate as of the date of death; provided, however, that the Executive’s estate or legal representative, as the case may be, shall be entitled to receive, and the Company shall (i) pay the Salary then in effect for a one (1) year period following the month of Executive’s death (which shall be paid on a monthly basis); (ii) pay any amounts which have not been paid pursuant to Section 5(b) hereof and Section 5(d), if applicable; (iii) pay for any accrued and unpaid vacation as provided in Section 6(b) hereof; and (iv) reimburse the Executive for any unpaid business expenses which are properly payable pursuant to Section 7 hereof.

     (b)  In the event of the Executive’s Incapacity, the Company may, in its sole discretion, terminate the Executive’s employment hereunder upon written notice to the Executive; provided, however, that the Executive or the Executive’s legal representative, as the case may be, shall be entitled to receive, and the Company shall (i) pay the Salary then in effect for a one (1) year period from the date of termination (which shall be paid on a monthly basis), less any amounts received by the Executive under any disability insurance policy maintained by the Company; (ii) pay any amounts which have not been paid pursuant to Section 5(b) hereof and Section 5(d), if applicable; (iii) pay for any accrued and unpaid vacation as provided in Section 6(b) hereof; and (iv) reimburse the Executive for any unpaid business expenses which are properly payable pursuant to Section 7 hereof.

     (c)  The Company shall have the right to terminate the Executive’s employment under this Agreement at any time for Cause upon written notice to the Executive. In the event the Executive’s employment hereunder is terminated by the Company for Cause, the Company shall only be obligated to pay accrued and unpaid Salary and vacation pay through the date of termination and the Company shall pay any accrued and unreimbursed business expenses which are properly owing to the Executive pursuant to Section 7 hereof through the date of termination.

     (d)  The Company shall have the right to terminate the Executive’s employment hereunder Without Cause at any time upon twenty (20) days’ prior written notice to the Executive. If the Company terminates the Executive’s employment hereunder Without Cause, the Company shall (i) continue to pay Salary to the Executive provided for hereunder for a period equal to the remaining period of the Employment Term, but in no event for a period of less than one (1) year (which in either case shall be paid on a monthly basis, in equal installments); (ii) pay any amounts which have not been paid pursuant to Section 5(b) hereof and

Section 5(d), if applicable; (iii) pay for any accrued and unpaid vacation as provided in Section 6(b) hereof; and (iv) reimburse the Executive for any unpaid business expenses which are properly payable pursuant to Section 7 hereof.. The Executive shall not be under any obligation to mitigate the Company’s obligation pursuant to this Section 8(d) by securing other employment or otherwise.

     (e)  The Executive shall have the right to terminate his employment with the Company hereunder for Good Reason, upon not less than twenty (20) business days prior written notice to the Company. Should the Executive terminate his employment hereunder for Good Reason, the Company shall be obligated to make the payments to the Executive provided for in Section 8(d) hereof upon the termination of the Executive’s employment by the Company Without Cause.

     (f)  The failure of the Company to continue the employment of the Executive upon expiration of the entire twenty-six (26) month Employment Term shall not be considered a termination of employment for purposes of this Agreement.

     Section 9. Inventions. Any Inventions originated or conceived by the Executive related to the Company’s business during his employment by the Company or any Affiliate of the Company or with the use or assistance of the facilities, materials or personnel of the Company or any Affiliate of the Company, either solely or jointly with others, during the Employment Term shall be the sole and exclusive property of the Company. The Executive hereby irrevocably assigns and transfers to the Company and agrees to transfer and assign to the Company all of his right, title and interest in and to all Inventions, and to applications for patents and patents granted upon such Inventions and to all copyrightable material related thereto developed by the Executive or under his supervision. The Executive agrees for himself and his heirs and personal representatives, upon the request of the Company and at the Company’s expense, to do such acts, to execute such documents and instruments and to participate in such legal proceedings as from time to time may be necessary or required to apply for, secure, maintain, reissue, extend or defend the worldwide rights of the Company in the Inventions. The Executive hereby grants to the Company a power of attorney, which is irrevocable and coupled with an interest, to execute any such documents and instruments if the Executive is unable or fails to do so, after the request by the Company as provided in the immediately preceding sentence. The Executive shall have no right to receive any royalties or other payments from the Company with respect to any inventions.

     Section 10. Restrictions Respecting Competing Businesses, Confidential Information, etc. The Executive acknowledges and agrees that by virtue of the Executive’s position and involvement with the business and affairs of the Company, the Executive will develop substantial expertise and knowledge with respect to all aspects of the Company’s business, affairs and operations and will have access to all significant aspects of the business and operations of the Company and to Confidential and Proprietary Information. The Executive acknowledges and agrees that the Company will be damaged if the Executive were to breach any of the provisions of this Section 10 or if the Executive were to disclose or make unauthorized use of any Confidential and Proprietary Information. Accordingly, the Executive expressly acknowledges and agrees that the Executive is voluntarily entering into this Agreement and that the terms, provisions and conditions of this Section 10 are fair and reasonable and necessary to adequately protect the Company.

     (a)  The Executive hereby covenants and agrees that, during the Employment Term and thereafter, unless otherwise authorized by the Company in writing, the Executive shall not, directly or indirectly, under any circumstance: (i) disclose to any other Person (other than in the regular course of business of the Company) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Company; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information related to the Company’s business other than for the sole and exclusive benefit of the Company; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Following the Employment Term, the Executive shall return all documents, records and other items containing any Confidential and Proprietary Information to the Company (regardless of the medium in which maintained or stored), without retaining any copies, notes or excerpts thereof, or at the request of the Company, shall destroy such documents, records and items (any such destruction to be certified by the Executive to the Company in writing).

     (b)  The Executive covenants and agrees that, while the Executive is employed by the Company and for one (1) year after the Executive ceases to be employed by the Company, if the Executive (i) voluntarily terminates his employment with the Company other than for Good Reason or (ii) is terminated by the Company for Cause, the Executive shall not, directly or indirectly, manage, operate or control, or participate in the ownership, management, operation or control of, or otherwise become interested in (whether as an owner, stockholder, partner, lender, consultant, executive, agent, supplier, distributor or otherwise) any Competing Business or, directly or indirectly, induce or influence any customer or other Person that has a business relationship with the Company, or any Affiliate of the Company, to discontinue or reduce the extent of such relationship. For purposes of this Agreement, the Executive shall be deemed to be directly or indirectly interested in a business if he is engaged or interested in that business as a stockholder, director, officer, executive, agent, partner, individual proprietor, consultant, advisor or otherwise, but not if the Executive’s interest is limited solely to the ownership of not more than 5% of the securities of any class of equity securities of a corporation or other Person whose shares are listed or admitted to trade on a national securities exchange or are quoted on NASDAQ or a similar means if NASDAQ is no longer providing such information.

     (c)  While the Executive is employed by the Company and for one (1) year after the Executive ceases to be employed by the Company, the Executive shall not, directly or indirectly, solicit to employ for himself or others any employee of the Company or any Affiliate of the Company who was an employee of the Company or any Affiliate of the Company as of the date of the termination of the Executive’s employment with the Company, or to solicit any such employee to leave such employee’s employment or join the employ of another, then or at a later time; provided that the foregoing shall not apply to any family member of the Executive who is employed by the Company or any such Affiliate or the Executive’s administrative assistant.

     (d)  The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Company with any broader, further or other remedy or protection than those provided herein.

     (e)  Because the breach of any of the provisions of this Section 10 may result in immediate and irreparable injury to the Company for which the Company may not have an adequate remedy at law, the Company shall be entitled, in addition to all other rights and remedies, to a decree of specific performance of the restrictive covenants contained in this Section 10 and to a temporary and permanent injunction enjoining such breach, without posting a bond or furnishing similar security, upon proof of such breach.

     Section 11. Severability. Each term and provision of this Agreement is severable; the invalidity, illegality or unenforceability or modification of any term or provision of this Agreement shall not affect the validity, legality and enforceability of the other terms and provisions of this Agreement, which shall remain in full force and effect. Since it is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought, should any particular provision of this Agreement be deemed invalid, illegal or unenforceable, the same shall be deemed reformed and amended to delete that portion that is adjudicated to be invalid, illegal or unenforceable and the deletion shall apply only with respect to the operation of such provision and to the extent of such provision and, to the extent that a provision of this Agreement would be deemed unenforceable by virtue of its scope, but may be made enforceable by limitation thereon, each party agrees that this Agreement shall be reformed and amended so that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

     Section 12. Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto, the heirs, executors, administrators and legal representatives of the Executive and the successors and permitted assigns of the Company. Neither this Agreement nor any rights or benefits hereunder may be assigned by the Executive or the Company without the prior written consent of the other party hereto, except that the Company may assign any of its rights or obligations hereunder to any other Person which purchases all or substantially all of the common stock or assets of the Company or is the successor to the Company by merger, consolidation or other similar transaction.

     Section 13. Amendment; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by the parties hereto. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and/or contemporaneous agreements and understandings of any kind and nature (whether written or oral) between the parties with respect to such subject matter, all of which are merged herein.

     Section 14. Waivers. Waiver by either party of either breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement, any such waiver must be in writing to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written instrument and signed by the waiving party and delivered, in the manner required for notices generally, to the affected party.

     Section 15. Notices. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement to be given to any person shall be in writing, and shall be delivered personally or sent by certified mail, return receipt requested (postage prepaid) or by telecopy, to the parties at the following addresses or telecopy numbers, as applicable:

     If to the Executive:

Mr. Thomas D. Davis Xybernaut Corporation 12701 Fair Lakes Circle, Suite 550 Fairfax, VA 22033 Telecopier: (703) 631-3903

     If to the Company:

Xybernaut Corporation 12701 Fair Lakes Circle, Suite 550 Fairfax, VA 22033 Attention: Secretary Telecopier: (703) 631-7070

     With a copy to:

Jenkens & Gilchrist Parker Chapin LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174 Attention: Martin Eric Weisberg, Esq. Telecopier: (212) 704-6288

or to such other address as a party may have furnished to the other parties in writing in accordance herewith. Any notice, consent, direction, approval, instruction, request or other communication given in accordance with this Section 15 shall be effective after it is received by the intended recipient.

     Section 16. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA APPLICABLE TO AGREEMENTS MADE AND TO BE

PERFORMED THEREIN, WITHOUT REGARD OR REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED WITHOUT REGARD TO ANY PRESUMPTION AGAINST THE PARTY CAUSING THIS AGREEMENT TO BE DRAFTED.

     Section 17. Arbitration. The parties agree that with respect to any dispute or claim hereunder, either party shall be entitled to submit the claim or dispute to binding arbitration to be held in Fairfax County, Virginia, in accordance with the rules and procedures of the American Arbitration Association (the “AAA”), before a single arbitrator chosen from an AAA panel of arbitrators experienced in complex contractual matters who is mutually agreeable to the parties. If the parties cannot agree on a single arbitrator, the parties shall request an odd numbered panel of proposed arbitrators from the AAA in complex contractual matters, the parties must alternatively strike one name each from the list of panel members. Unless the parties agree otherwise, the party selecting first will be determined by the flip of a coin. The last remaining name will be designated as the sole arbitrator. The determination of the single arbitrator shall be final, conclusive and binding on the parties and not subject to any appeal or judicial review. An arbitration conducted pursuant to this Section 17 shall be the sole and exclusive remedy for the resolution of any such dispute or claim arising out of or relating to this Agreement. The arbitrator shall, in addition to making an award, be entitled to determine that the costs and expenses incurred by the prevailing party in the arbitration (including, without limitation, reasonable attorneys’ fees and expenses and the costs of the AAA) be paid by the other party to the arbitration. Judgment on the decision of the arbitrator may be entered in any court of competent jurisdiction. Each of Executive and Company hereby (i) irrevocably consents to the exclusive personal jurisdiction of the courts of the Commonwealth of Virginia located in Fairfax County, Virginia for this purpose; (ii) waives any right to contest the venue of such courts; or (iii) to assert that such courts constitute an inconvenient forum.

     Section 18. Headings; Counterparts. The headings contained in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning, construction or interpretation of this Agreement. This Agreement may be executed in two (2) counterparts, each of which when executed shall be deemed to be an original, but both of which, when taken together, shall constitute one and the same document.

     IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

Thomas D. Davis

XYBERNAUT CORPORATION

By:
Name:
Title: